Board of Directors
Univec, Inc.
Farmingdale, NY


                         INDEPENDENT ACCOUNTANTS' REPORT



    We have reviewed the accompanying consolidated balance sheet of Univec, Inc. and Subsidiary as of September 30, 2001, and the accompanying consolidated statements of operations and cash flows for the three months and nine months then ended. These interim financial statements are the responsibility of the company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the interim financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.



November 8, 2001                              /s/ Most Horowitz & Company, LLP
                                                  -----------------------------
                                                  Most Horowitz & Company, LLP